PROSPECTUS SUPPLEMENT                          Filed pursuant to Rule 424(b)(3)
To Prospectus Dated July 31, 1997,                   Registration No. 333-31973
As Supplemented to Date

                                1,657,560 Shares

                                 PHYMATRIX CORP.

                                  Common Stock

     This Prospectus Supplement (the "Supplement") relates to up to 192,649 shares (the "Shares") of Common Stock, par value $.01 per share, of PhyMatrix Corp., a Delaware corporation (the "Company"), which may be offered and sold by Ankle & Foot Center of Tampa Bay, P.A. (the "Selling Stockholder") pursuant to the Company's Registration Statement on Form S-3 (No. 333-31973) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated July 31, 1997, which is a part of the Registration Statement, as such Prospectus may have been supplemented to date (the "Prospectus"). A copy of the Prospectus accompanies this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

     The Shares were acquired by the Selling Stockholder under the terms of the Company's acquisition on August 23, 1996 of the assets of the Selling Stockholder. To the Company's knowledge, the Shares which may be offered represent all the shares of Common Stock currently owned by the Selling Stockholder. If all of such Shares are sold, the Selling Stockholder will not hold any shares of Common Stock of the Company.

     The closing price of the Company's Common Stock as reported on The Nasdaq National Market on September 10, 1997 was $14.9375 per share.


          The date of this Prospectus Supplement is September 11, 1997.